UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2006
CHICAGO BRIDGE & IRON COMPANY N.V.
(Exact name of registrant as specified in its charter)
The Netherlands
(State or other jurisdiction of incorporation)

1-12815	N.A.
(Commission File Number)	(IRS Employer Identification No.)

Polarisavenue 31
2132 JH Hoofddorp
The Netherlands	N.A.
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 31-23-568-5660
N.A.
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):
☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     (a) Effective April 28, 2006, the Severance Agreement and Release and Waiver (“Agreement”) between Chicago Bridge & Iron Company (Delaware) and Richard E. Goodrich, acting Chief Financial Officer (“Goodrich”), dated October 8, 2005, as amended February 13, 2006 and March 31, 2006, has been amended to provide that Goodrich will remain as an employee of the Company until May 31, 2006 or such other date as the parties may subsequently agree. Goodrich will continue to receive salary and benefits as specified in the Agreement. To the extent provisions of the Agreement are tied to a March 31, 2006 retirement date, those provisions, including the Agreement for Consulting Services, are changed so that May 31, 2006 is the operative date. The other provisions of the Agreement remain in effect.
     In addition, the start date of the agreement with Goodrich for consulting services (“Consulting Agreement”) entered into simultaneously with the Agreement has been deferred to the day after Goodrich is no longer employed by us and has been extended an additional two years (to a total of four years) during which additional two years he will be paid a non-refundable retainer equal to $25,000 per quarter (a total of $200,000). The Consulting Agreement also has been amended to substitute Philip K. Asherman, President and Chief Executive Officer, in the place of Gerald M. Glenn, our former Chairman, President and Chief Executive Officer, as the person authorized to request consulting services from Goodrich.
     (b) We entered into an Agreement and Mutual Release (the “Glenn Agreement”) with Gerald M. Glenn, our former Chairman, President and Chief Executive Officer (“Glenn”), on May 2, 2006, to be effective on the eighth day thereafter, provided Glenn has not revoked his Agreement (the “Effective Date”). The Glenn Agreement provides that Glenn resigns from his positions as a member of our Supervisory Board, a member of the management board of Chicago Bridge & Iron Company B.V. and all other positions, if any, he may hold with us, or any of our subsidiaries or affiliates. We have agreed to make a cash payment to Glenn of seven hundred thirty five thousand dollars ($735,000), subject to certain reductions, taxes and withholdings, on the Effective Date. Glenn’s unvested stock options will vest according to the schedule set forth in the applicable awards and such options and any vested options may be exercised in accordance with the applicable plan documents. The Glenn Agreement also contains provisions regarding confidentiality, intellectual property ownership, non-solicitation of employees and customers, non-competition, standstill, cooperation in certain proceedings, indemnification in accordance with and to the extent of existing obligations, and a mutual release of claims (subject to certain exceptions) and covenant not to sue.
Item 1.02 Termination of a Material Definitive Agreement
     The Chicago Bridge & Iron Company Change of Control Severance Agreement (“Severance Agreement”) between Glenn and us dated October 13, 2000 will be terminated as of the Effective Date. The Severance Agreement provided that upon Glenn’s termination of employment with the Company by the Company without “cause,”

or by Glenn with “good reason,” within three years following a “Change of Control,” Glenn would be entitled to a lump sum payment of three times the sum of his annual base salary plus target bonus. Glenn would also be entitled to a continuation of medical and other benefits for a three-year period after termination of employment, payment of compensation, payment of unvested plan benefits and Company-provided outplacement services.
Item 8.01 Other Items
     Our Supervisory Board has nominated Chicago Bridge & Iron Company B.V. or Lealand Finance Company B.V., each a wholly owned subsidiary of the Company, for the sole position on our management board. The nominees will be voted on at our next annual general meeting. As permitted under Dutch law and our Articles of Association, the nominations are binding and may only be overridden by a vote of two-thirds of the votes cast at a meeting, provided such two-thirds vote constitutes more than one-half of our issued share capital.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits
10.1	Letter Agreement dated April 28, 2006 amending the Severance Agreement and Release and Waiver between Chicago Bridge & Iron Company (Delaware) and Richard E. Goodrich, executed October 8, 2005, as amended February 13, 2006 and March 31, 2006 (previously filed as an Exhibit to the Company’s Forms 8-K filed October 8, 2005, February 14, 2006 and March 31, 2006, respectively).

10.2	Agreement and Mutual Release between Chicago Bridge & Iron Company (Delaware), Chicago Bridge & Iron Company N.V., Chicago Bridge & Iron Company B.V. and Gerald M. Glenn, executed May 2, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO BRIDGE & IRON COMPANY N.V.
Date: May 4, 2006	By:	/s/ Richard E. Goodrich
Richard E. Goodrich
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Letter Agreement dated April 28, 2006 amending the Severance Agreement and Release and Waiver between Chicago Bridge & Iron Company (Delaware) and Richard E. Goodrich, executed October 8, 2005, as amended February 13, 2006 and March 31, 2006 (previously filed as an Exhibit to the Company’s Forms 8-K filed October 8, 2005, February 14, 2006 and March 31, 2006, respectively).

10.2	Agreement and Mutual Release between Chicago Bridge & Iron Company (Delaware), Chicago Bridge & Iron Company N.V., Chicago Bridge & Iron Company B.V. and Gerald M. Glenn, executed May 2, 2006.